OurPet’s Company Reports 2011 Fourth Quarter Results

FAIRPORT HARBOR, Ohio – March 23, 2012--OurPet's Company (OTC BB: OPCO) (www.ourpets.com), a leading proprietary pet supply company, today reported record fourth quarter net revenue of $5,176,292 and a net loss of $152,656 for the three months ended December 31, 2011.

Dr. Steven Tsengas, Chairman and CEO said, “While we are disappointed with the net quarterly loss of $152,656, we are pleased that we achieved record net revenues in a very challenging economic environment. We continued to make significant progress in completing our transition action plans for re-focusing our corporate growth strategy with emphasis on pet waste and odor control solutions, storage and feeding solutions and innovative pet interactive activity toys and accessories for maintaining and improving pet cognitive health. In addition we have completed implementation of our integrated ERP SX computerized system which should enable us to more effectively manage operations, reduce administrative costs, improve customer service and achieve greater return on assets, especially inventory.

Although we do not see a robust retail environment in the short run, we are confident in our ability to exceed industry trends through product innovation, aggressive marketing and steadily improving operational capabilities. We continue investing for the future, including the recent addition of Mr. John Silvestri as President and COO, who brings over 30 years of pet and consumer product executive and marketing experience to OurPet’s.”

2011 Fourth Quarter Results

Net revenue increased 10.4% to a record $5,176,292 for the 2011 fourth quarter compared to $4,690,500 for the same period a year ago. The 2011 fourth quarter net revenue particularly benefited from higher sales of Storage and Feeding products and Cosmic Catnip™ products.

Gross profit was $1,043,041 for the 2011 fourth quarter versus $1,244,738 for the same period in 2010. Gross profit margin declined to 20.2% for the 2011 fourth quarter from 26.5% for the fourth quarter last year. The $138,000 inventory reserve adjustment recorded in the 2011 fourth quarter accounted for approximately 2.7 % of the margin decrease.

Loss from operations was $181,959 for the 2011 fourth quarter compared to income from operations of $455,329 for the same period last year. Most of the year-over-year decrease was the result of the $241,000 one time gain on the Cosmic Pet asset purchase recorded in the fourth quarter of 2010 along with the 2011 fourth quarter $138,000 inventory write down, a charge of approximately $53,000 for book to physical inventory differences and approximately $195,000 increased selling, general and administrative expenses recorded during the fourth quarter.

The net loss was $152,656 for the three months ended December 31, 2011 compared to net income of $396,539 for the same quarter last year. The Company realized an income tax benefit for the 2011 fourth quarter of $70,726 compared to expense of $16,068 for the same period a year ago. Net loss per share was $0.01 for the fourth quarter of 2011 compared to net income per share of $0.02 for the 2010 fourth quarter.

2011 Twelve Month Results

Net revenue increased 15.1% to a record $19,667,134 for the twelve months ended December 31, 2011 compared to $17,091,741 for the same period a year ago. Sales for the twelve months of 2011 continued to benefit from higher sales of Play-N-Squeak® cat toys, Cosmic Catnip™ products and promotional sales.

Gross profit decreased to $4,639,896 for the 2011 year from $4,799,482 for the same period in 2010. For the twelve months of 2011, gross profit margin was 23.6% compared to 28.1% a year ago. It should be noted that 3% of the year-over-year gross margin decrease was from the approximately $588,000 in total inventory reserve adjustments recorded in the third and fourth quarters of 2011.

Income from operations was $370,197 for the twelve months of 2011 compared to $1,222,250 a year ago.

Net income was $120,674 for the twelve months ended December 31, 2011 versus $986,534 for the same period a year ago. Income tax expense decreased to $95,334 for the 2011 year from $99,555 a year ago.

Diluted earnings per share were $0.00 for the twelve months of 2011 compared to $0.05 the prior year.

The Company has obtained a waiver from their bank for a debt service ratio covenant violation that occurred in the quarter ending December 31, 2011. The bank has informed the Company they will be amending the debt service coverage ratio covenant for reporting periods ending March 31, 2012, June 30, 2012 and September 30, 2012. Based on Company projections for 2012, the Company believes it will maintain compliance with the amended Bank loan covenants.

During the twelve month period ending December 31, 2011, the Company paid down approximately $953,000 of debt. The remaining long term debt as of December 31, 2011 is approximately $3,364,000 of which approximately $3,086,000 is the revolving line of credit.

About OurPet's Company

OurPet's Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about the Company and its products. The Company's Websites include: www.smartscoop.com, www.ecopurenaturals.com, www.playnsqueak.com, www.flappydogtoys.com, www.clipnosis.com, and www.cosmiccatnip.com.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet's SEC reports.

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CONTACT:

OurPet’s Company

Dr. Steven Tsengas, CEO

(440) 354-6500 (Ext. 111)

INVESTOR RELATIONS:

OurPet’s Company

Scott R. Mendes, CFO

(440) 354-6500 (Ext. 109)

OURPET'S COMPANY AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS

	For the Years Ended		For the Quarter Ended
	December 31,		December 31,
	2011 2010		2011 2010

Net revenue	$19,667,134	$17,091,741	$5,176,292	$4,690,500
Cost of goods sold	15,027,238	12,292,259	4,133,251	3,445,762
Gross profit on sales	4,639,896	4,799,482	1,043,041	1,244,738

Selling, general and administrative expenses	4,269,699	3,817,855	1,225,000	1,030,032

Gain on Asset Purchase	-	240,623	-	240,623
Income (loss) from operations	370,197	1,222,250	(181,959)	455,329

Other (income) and expense, net	(22,840)	(1)	29	(3)
Interest expense	177,029	136,162	41,394	42,725
Income before taxes	216,008	1,086,089	(223,382)	412,607

Income Tax (expense) benefit	(95,334)	(99,555)	70,726	(16,068)
Net Income	$120,674	$986,534	$(152,656)	$396,539

Basic and Diluted Net Income (Loss) Per Common
Share After Dividend Requirements For Preferred
Stock	$0.00	$0.05	$(0.01)	$0.02

Weighted average number of common and
equivalent shares outstanding used to calculate
basic and diluted earnings per share	17,438,265	19,102,046	15,785,616	19,865,247

OURPET'S COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
ASSETS
Cash and equivalents	$364,978	$78,673
Receivables, net	2,370,022	2,657,865
Inventories, net	6,111,318	5,576,129
Prepaid expenses	230,525	210,340
Deferred Tax Asset, net	155,279	55,116
Total current assets	9,232,122	8,578,123

LONG TERM ASSETS
Property and equipment, net	2,264,864	2,260,873
Patents, net	279,623	289,441
Intangible Assets	461,000	461,000
Goodwill	67,511	67,511
Deposits and Other assets	28,228	179,123
Total long term assets	3,101,226	3,257,948

Total assets	$12,333,348	$11,836,071

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable	$100,000	$100,000
Lines of credit	-	$2,528,000
Current maturities of long-term debt	737,923	946,216
Accounts payable	2,496,891	1,926,499
Accrued expenses	284,903	504,504
Total current liabilities	3,619,717	6,005,219

LONG TERM LIABILITIES
Long-term debt - less current portion above	277,762	797,604
Revolving line of credit	3,085,964	-
Deferred income taxes	199,577	-
Total long term liabilities	3,563,303	797,604

Total liabilities	7,183,020	6,802,823

Stockholders' Equity	5,150,328	5,033,248

Total liabilities and stockholders' equity	$12,333,348	$11,836,071